Exhibit 99.1

RxSight, Inc. Announces Preliminary Unaudited Fourth Quarter and Full-Year 2024 Financial and Operational Results and 2025 Guidance

Aliso Viejo, Calif. (NASDAQ: RXST) – January 12, 2025 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced certain preliminary unaudited financial and operational results for the fourth quarter and full-year 2024 and provided full-year 2025 guidance.

Preliminary Unaudited Fourth Quarter and Full-year 2024 Results

•
Preliminary unaudited fourth quarter 2024 revenue is expected to be approximately $40.2 million, representing growth of approximately 41% compared to the prior year period, driven by:
o
The sale of 29,069 Light Adjustable Lenses (LAL™/LAL+®); representing a 61% increase in procedure volume compared to the fourth quarter of 2023; and
o
The sale of 83 Light Delivery Devices (LDD™s), expanding the installed base to 971 LDDs as of December 31, 2024, representing a 46% increase compared to the installed base at end of the fourth quarter of 2023.
•
Preliminary unaudited 2024 fiscal year revenue is expected to be approximately $139.9 million, representing growth of approximately 57% compared to the prior year, driven by:
o
The sale of 98,055 LALs; representing a 79% increase in procedure volume compared to 2023; and
o
The sale of 305 LDDs.
•
Preliminary unaudited cash, cash equivalents and short-term investments as of December 31, 2024, is expected to be $237.2 million.

“During the fourth quarter, we achieved record highs for LDD sales and LAL procedures, meaningfully exceeding our initial full-year 2024 revenue guidance. With nearly one thousand LDDs installed, we now serve an estimated 15% of cataract surgeons in North America, while LAL procedures account for over 10% of the region’s premium IOL market. We believe this sustained growth in one of ophthalmology’s most competitive segments reflects the growing recognition of the superior visual outcomes enabled by adjustability,” said Dr. Ron Kurtz, Chief Executive Officer and President of RxSight. “In 2025, we expect adoption for the RxSight system to remain strong as we collaborate with a diverse range of customers to further expand the infrastructure for post-operative light treatments. Building on our momentum in North America, we also look forward to entering key international markets in Asia and Europe. Finally, leveraging the foundation established since our initial FDA approval, we plan to continue to innovate the RxSight system, that we believe will continue to set the standard for the premium IOL market for years to come.”

2025 Guidance

RxSight anticipates full-year 2025 revenue in the range of $185.0 million to $197.0 million, reflecting growth of approximately 32% to 41% over 2024. The company currently estimates the full-year 2025 gross profit margin to be in the 71% to 73% range. In addition, the company expects full-year 2025 operating expenses in the range of $165.0 million to $170.0 million, including non-cash stock-based compensation expense guidance in the range of $22.0 million to $25.0 million.

The Company’s fourth quarter and full-year 2024 financial and operational results are preliminary and are subject to the completion of the Company’s 2024 audit. Audited full-year 2024 and unaudited fourth quarter 2024 financial results are expected to be announced in February 2025.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL™/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including: statements concerning: the growing recognition of superior outcomes enabled by adjustability; the Company’s preliminary unaudited fourth quarter and fiscal 2024 financial and operational results and the anticipated timing of announcing audited full-year 2024 and unaudited fourth quarter 2024 financial results; the expectation of strong adoption for the RxSight system; the Company’s plans to enter international markets; the Company’s plans to continue innovating the RxSight system, that it believes will set the standard for the premium IOL market for the years to come; the potential of the Company’s technology and management’s plans related thereto; and the Company’s projected revenue, gross profit margin, operating expenses and non-cash expenses in 2025. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, including those risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 7, 2024, and any subsequent filings with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

The foregoing financial and operational results are preliminary estimates. We are in the process of finalizing our financial statements for the year ended December 31, 2024, and our actual results remain subject to completion of those financial statements and their audit by our independent registered public accounting firm. These preliminary estimates are based on information available to management as of the date of this press release and certain related assumptions, which could prove incorrect. Our actual, reported results of operations could differ based on completion of our year end closing procedures, final adjustments and developments that may arise prior to completion of our annual financial statements, and adjustments arising from the audit by our independent registered public accounting firm. You should carefully review our audited, consolidated financial statements for the year ended December 31, 2024 when they become available.

Company contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com